                                                                     Exhibit 5.1


FOLEY HOAG
ATTORNEYS AT LAW

March 21, 2002


PRI Automation, Inc.
805 Middlesex Turnpike
Billerica, Massachusetts  01821

         Re:      PRI AUTOMATION, INC. 1997 NON-INCENTIVE STOCK OPTION PLAN

Gentlemen:

         We are familiar with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by PRI Automation, Inc., a Massachusetts corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering by the Company of up to 4,203,629 shares (the "Shares") of its common stock, par value $0.01 per share, issuable upon exercise of options pursuant to the Company's 1997 Non-Incentive Stock Option Plan (the "Plan").

         In arriving at the opinion expressed below, we have examined and relied on the articles of organization of the Company, as amended to date, the by-laws of the Company, as amended to date, the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company, the Registration Statement and the Plan.

         In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below. This opinion is limited solely to the laws of The Commonwealth of Massachusetts as applied by courts located in Massachusetts.

         We assume that all Shares issued upon exercise of options pursuant to the Plan are issued in accordance with the terms of the Plan and that the purchase price of the Shares is valid consideration.

         Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered upon the exercise of options duly granted pursuant to the Plan and against the receipt of the purchase price therefor, will be validly issued, fully paid and nonassessable.

PRI Automation, Inc.
March 21, 2002
Page 2


         This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

         Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm under the caption, "Interests of Named Experts and Counsel." In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                   FOLEY, HOAG & ELIOT LLP


                                   By: /s/ ROBERT L. BIRNBAUM
                                      ------------------------------------------
                                      a Partner